
                                                                   Exhibit 12-D
                                                                   Page 1 of 2

             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)

                                                    Twelve Months Ended December 31,
                               -----------------------------------------------------

                                  1999              1998            1997            1996             1995
                               ----------        ----------      ----------      ----------       -------

OPERATING REVENUES             $  921,965        $1,032,226      $1,052,936      $1,019,645       $  981,329
                                ---------         ---------       ---------       ---------        ---------

OPERATING EXPENSES                730,365           861,453         824,596         840,288          793,320
  Interest portion

   of rentals (A)                   4,306             4,970           4,236           4,490            4,911
                                ---------         ---------       ---------       ---------        ---------
    Net expense                   726,059           856,483         820,360         835,798          788,409
                                ---------         ---------       ---------       ---------        ---------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds
   used during

   construction                     1,342             1,897           2,164           2,780            4,417
  Other income/
   (expense), net                  59,081            (6,429)          2,469            (825)          56,454
                                ---------         ---------       ---------       ---------        ---------
    Total other income

     and deductions                60,423            (4,532)          4,633           1,955           60,871
                                ---------         ---------       ---------       ---------        ---------

EARNINGS AVAILABLE FOR FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS
 (excluding taxes
  based on income)             $  256,329        $  171,211      $  237,209      $  185,802       $  253,791
                                =========         =========       =========       =========        =========

FIXED CHARGES:
  Interest on funded

   indebtedness                $   34,588        $   54,907      $   56,095      $   49,654       $   49,875
  Other interest (B)               10,561            10,207          10,556          16,300           17,616
  Interest portion
   of rentals (A)                   4,306             4,970           4,236           4,490            4,911
                                ---------         ---------       ---------       ---------        ---------
    Total fixed

     charges                   $   49,455        $   70,084      $   70,887      $   70,444       $   72,402
                                =========         =========       =========       =========        =========

RATIO OF EARNINGS
 TO FIXED CHARGES                    5.18              2.44            3.35            2.64             3.51
                                     ====              ====            ====            ====             ====

Preferred stock

 dividend requirement                 154               695             665           1,503            1,544
Ratio of income before
 provision for
 income taxes to
 net income (C)                    135.7%            172.6%          175.0%          165.2%           163.4%
Preferred stock
 dividend requirement

 on a pretax basis                    209             1,200           1,164           2,483            2,523
Fixed charges, as above            49,455            70,084          70,887          70,444           72,402
                                ---------         ---------       ---------       ---------        ---------
  Total fixed charges
   and preferred

   stock dividends             $   49,664        $   71,284      $   72,051      $   72,927       $   74,925
                                =========         =========       =========       =========        =========

RATIO OF EARNINGS
 TO COMBINED FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS                     5.16              2.40            3.29            2.55             3.39
                                     ====              ====            ====            ====             ====


                                                                   Exhibit 12-D
                                                                    Page 2 of 2

             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)

Notes:


(A) Penelec has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated mandatorily redeemable preferred securities of $4,977, $9,188, $9,188, $9,188 and $9,188 for the years
       1999, 1998, 1997, 1996 and 1995, respectively,

(C) and amount for trust preferred securities of $3,976 for the year ended 1999.

(C) Represents income before provision for income taxes divided by income before extraordinary item/net income as follows:

                                                    Twelve Months Ended December 31,
                               -----------------------------------------------------

                                  1999              1998            1997            1996             1995
                               ----------        ----------      ----------      ----------       -------
Income before provision

 for income taxes                $206,874         $101,127        $166,322        $115,358         $181,389

Income before extraordinary

 item/Net Income                  152,491           58,590          95,023          69,809          111,010

